Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-224713, 333-207829 and 333-220770 on Form S-3 and Registration Statements Nos. 333-227105, 333-222019, 333-218290, 333-211660, 333-201238 and 333-177980 on Form S-8 of our report dated February 26, 2019, relating to the financial statements and financial statement schedule of Axogen, Inc., and the effectiveness of Axogen, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Axogen, Inc. for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

February 26, 2019